Exhibit 10.1

Private & Confidential

June 10, 2012

Dear David J. Lockwood:

We are pleased to offer you employment with EnergySolutions, Inc. (the “Company”).  This letter sets forth the terms and conditions of our offer.

Position:

You will be employed in the position of President and Chief Executive Officer effective June 11, 2012, working primarily out of the Company’s Corporate offices in Salt Lake City, Utah. You will continue as a member of the Company’s Board of Directors (the “Board”).

Compensation:

Your annual base salary will be $750,000. In addition, you will be eligible for a target annual bonus opportunity equal to 100% of your base salary. Annual bonuses will be subject to performance goals and will be paid in accordance with the Company’s bonus policies for senior management generally, pro-rated in the year of hire.

Phantom Units:

You will receive a grant of phantom units subject to the terms and conditions of the attached Phantom Performance Share Unit Award Agreement (the “PSU Agreement”), such award to be in lieu of annual equity-linked awards during the four-year performance period therein. The first 1,000,000 phantom units otherwise payable under the PSU Agreement will instead be settled in shares of Company stock pursuant to the attached Restricted Stock Award Agreement.

Your Investment:

In addition to any other shares of Company common stock beneficially owned by you, you will invest up to $3.0 million of personal funds in and hold a net long position in respect of newly issued shares of Company common stock in accordance with the terms of the PSU Agreement described above.

Benefits:	You will be eligible for standard Company health and other benefits that are generally available to other senior executives of the Company.

Severance:	Your rights upon termination of employment as President and CEO will be governed by the attached Executive Severance Agreement.

Indemnification:	The Company will provide you with indemnification and directors’ and officers’ liability insurance on terms no less favorable than those applicable to directors or officers of the

Company generally.

At-Will Status:

This offer is for at-will employment. This means that either you or the Company may terminate the employment relationship at any time for any reason, with or without cause or notice, subject to the terms of the Executive Severance Agreement. The Company is not offering you employment for any definite period of time, nor can the Company guarantee you a seat on the Board.

We are delighted that you have agreed to lead the senior management team at EnergySolutions.  Please sign this letter and return it to me at your earliest convenience.  This offer will expire without further notice unless accepted by 9:00 am, Central Time, on June 10, 2012.

[Signature page follows]

Sincerely,
ENERGYSOLUTIONS, INC.

By:	/s/ Steven R. Rogel
Steven R. Rogel
Chairman of the Board

Accepted and Agreed, as of the date first above written:

/s/ David J. Lockwood
David J. Lockwood